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Exhibit 99.(a)(1)(Y)

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Employee Stock Option Exchange
Program Scheduled to Close on Wednesday, June 22, 2005

        The Employee Stock Option Exchange Program is currently open and available to all eligible employees. To date over 30% of eligible employees have visited the Mellon web site and made an election. As previously communicated, the Program is currently scheduled to close at 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005. Therefore, if you have not done so already, the Company recommends that all eligible employees make their election by visiting the Program website soon.

Full Article:

Employee Stock Option Exchange
Program Scheduled to Close on Wednesday, June 22, 2005

        The Employee Stock Option Exchange Program is currently open and available to all eligible employees. To date over 30% of eligible employees have visited the Mellon web site and made an election. As previously communicated, the Program is currently scheduled to close at 11:59 p.m. Eastern Daylight Time on Wednesday, June 22, 2005. Therefore, if you have not done so already, the Company recommends that all eligible employees make their election by visiting the Program website soon.

        Information regarding the Program (Offer to Exchange Documentation, Summary of Stock Option Exchange Program, Exchange Analysis Grid), is available on this website. Eligible employees should have already received an email from Mellon Investor Services, which is administering the Program on our behalf, containing a Personal Identification Number (PIN) and instructions on how to access the Program website and make elections. If you have not received your email and PIN or have any questions, please contact Mellon directly for assistance as follows:

  Customer Service Representatives are available Monday through Friday
  From 9:00 a.m. to 7:00 p.m., Eastern Daylight Time
  1-866-210-7111 (Calls placed from within the United States)
  1-201-329-8206 (Calls placed from International locations)
  Mellon Investor Services

        Again, we encourage you to review the material on the Mellon website and then decide what is the best course of action for you. However, due to SEC regulations, we are unable to provide additional information beyond that which is filed with the SEC and available on Mellon's website.

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  Exhibit 99.(a)(1)(Y)